EXHIBIT No. 1


ARTHUR ANDERSEN LLP
Suite 1500
111 SW Columbia Street
Portland, OR 97201-5875


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

March 9, 2000


Dear Sir or Madam:

We have read the first two paragraphs of Item 4 included in the Form 8-K/A dated March 8, 2000 of Saliva Diagnostic Systems, Inc. to be filed with the Securities and Exchange Commission. We are unable to comment on the company's statement that the date on which Arthur Andersen LLP ("Arthur Andersen") was dismissed as outside auditors was September 30, 1999. Arthur Andersen only became aware of such dismissal on November 12, 1999. We are in agreement with the remaining statements contained in the first two paragraphs of Item 4.


Very truly yours,

ARTHUR ANDERSEN LLP


By:  /S/ RICHARD D. CALLAHAN
     -----------------------
       Richard D. Callahan


Copy to:
   Mr. Leo Ehrlich, President
   Saliva Diagnostic Systems, Inc.